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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Unocal Corporation (File No. 33-63719) of our report dated February 12, 1999, except as to note 27, which is as of March 10, 1999, on our audits of the consolidated financial statements and financial statement schedule of Unocal Corporation and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in Unocal Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts."

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 29, 1999